AGREEMENT AND PLAN OF MERGER
                             AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 21, 2000 (the "Agreement"), among e-MedSoft.com, a corporation organized and existing under the laws of the State of Nevada ("Parent"), VirTx Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware ("Merger Sub") and a direct wholly owned subsidiary of Parent, and VirTx, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company");

                              W I T N E S S E T H:

     WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective stockholders to combine the respective businesses of Parent and the Company by means of a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein and in accordance with the Delaware Corporation Law (the "Delaware Corporation Law"); and

     WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                  ARTICLE I
                                  THE MERGER

     1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.2   Closing.   Unless this Agreement shall have been terminated and the
Merger shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VII, at a closing (the "Closing") to be held at the offices of e-MedSoft.com, 20750 Ventura Boulevard, Suite 320, Woodland Hills, California 91364, unless another date, time or place is agreed to by the Company and Parent.

     1.3 Effective Time. At the time of the Closing, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Corporation Law (the date and time of such filing, or such later time as may be agreed by the parties hereto and specified in the Articles of Merger, being the "Effective Time").
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     1.4   Effect of the Merger.  At the Effective Time, the effect of the
Merger shall be as provided in the applicable provisions of the Delaware Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Parent shall own all of the issued and outstanding stock of the Surviving Corporation and shall have full legal control over the Surviving Corporation.

     1.5 Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time:

          (a) the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation or bylaws;

          (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

          (c) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until February 28, 2000, at which time the directors shall become John F. Andrews, Murray I. Firestone and Mitchell J. Stein until otherwise directed by the Parent.

                                  ARTICLE II
                CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the number of shares of Parent Common Stock equal to the product of (x) one divided by the number of shares of the Company's Common Stock issued and outstanding immediately prior to the Effective Time and (y) the quotient of twenty-three million eight hundred ninety-one thousand forty-five dollars ($23,891,045) divided by the average closing price of the Parent's Common Stock on the American Stock Exchange during the thirty (30) trading days ending two days before the Effective Time (the "Common Exchange Ratio"). As of the date of execution hereof and pursuant to this formula, this would result in a total number of shares calculated as set forth on Schedule 2 attached hereto.

          (b) Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.



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     2.2   Exchange of Shares Other than Dissenting Shares.  Subject to the terms and conditions hereof, at or prior to the Effective Time, Parent shall appoint an exchange agent to effect the exchange of shares of Company Common Stock (other than Dissenting Shares) for Parent Common Stock in accordance with the provisions of this Article II (the "Exchange Agent"). From time to time after the Effective Time, Parent shall deposit, or cause to be deposited, certificates representing Parent Common Stock for conversion of shares of Company Common Stock (other than Dissenting Shares) in accordance with the provisions of Section 2.1 (such certificates being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing shares of Company Common Stock (other than Dissenting Shares) may surrender the same to the Exchange Agent and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to Parent. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.1, in accordance with
Section 2.4, and all such shares of Parent Common Stock shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall be deemed for all corporate purposes of Parent to evidence ownership of the number of full shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented thereby shall have been converted at the Effective Time. Notwithstanding the foregoing provisions of this Section 2.2, risk of loss and title to such certificates representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 2.3. In the event that this Agreement shall have been terminated pursuant to Section 7.1 hereof, the Company and Parent shall cause the Exchange Agent to use its commercially reasonable efforts to effect the prompt return of stock certificates representing shares of Company Common Stock to the holders thereof.

     2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company with respect to shares of Company Common Stock shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee in accordance with Section 2.4, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in
Section 2.2, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     2.4 No Fractional Share Certificates. Unless Parent otherwise determines, no scrip or fractional share certificates for Parent Common Stock shall be issued upon the surrender for exchange of certificates evidencing shares of Company Common Stock. In lieu of fractional shares, each holder of shares of Company Common Stock who would be entitled to receive a fractional share of Parent Common Stock shall, upon surrender of the certificate or

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certificates representing shares of Company Common Stock, be entitled to receive one full share of Parent Common Stock for any fractional share interest.

     2.5 Dissenting Shares. Notwithstanding any provision of Section 2.1 hereof to the contrary, shares of Company Common Stock which are held by holders of such shares who have not voted in favor of the Merger, who are entitled to dissent and who have delivered a written notice of intent to demand payment for such shares in the manner provided in Section 262 of the Delaware Corporation Law ("Dissenting Shares"), shall not be converted into or exchanged for or represent the right to receive any shares of Parent Common Stock, unless such holder fails to perfect or effectively withdraws or loses such rights to payment. If, after the Effective Time, such holder fails to perfect or effectively withdraws or loses such right to payment, then such Dissenting Shares shall thereupon be deemed to have been converted into and exchanged pursuant to Section 2.1 hereof, as of the Effective Time, for the right to receive shares of Parent Common Stock issued in the Merger to which the holder of such shares of Company Common Stock is entitled, without any interest thereon. The Company shall give Parent prompt notice of any notices and demands received by the Company for payment for shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Prior to the Effective Time, the Company shall establish an escrow account with a financial institution and the Company shall fund such escrow account with cash or cash equivalents in an amount sufficient to make all payments to holders of Dissenting Shares. Such escrow account shall survive the Merger. All payments to holders of Dissenting Shares shall be made out of such escrow account, and no such payments shall be made or otherwise funded by Parent.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in Schedule 3 which is attached hereto and incorporated herein by reference, the Company hereby represents and warrants to Parent and Merger Sub that:

     3.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the jurisdictions where its business requires qualification.

     3.2 Capital. The authorized Common Stock of the Company consists of 10,000,000 shares of Common Stock, $.0001 par value, of which 6,763,334 are currently issued and outstanding. All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid, and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its Common Stock of any class.

     3.3 Subsidiaries. The Company does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation) except as disclosed in Schedule 3.

     3.4 Directors and Officers. Schedule 3 contains the names and titles of all directors and officers of the Company as of the date of this Agreement.

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     3.5   Financial Statements. The Company has delivered to Parent unaudited balance sheets and statements of operations for the year ended December 31, 1999 (the "Financial Statements"). The Financial Statements fairly present the financial condition of the Company, subject to normal year-end adjustments. The Financial Statements fairly accurately set out and describe the financial condition of the Company as of December 31, 1999.

     3.6 Pro Forma Financials. Attached hereto as Schedule 3.6 are pro forma financial statements for the year ended December 31, 2000 and 2001, which include projected revenues, expenses and income for the Company. These pro forma financials have been prepared by the Company in good faith based in part (i) on the projected revenues from the contracts listed on Schedule 3 along with business opportunities in the pipeline, and (ii) on information the management of the Company believed to be reliable at the time such financials were prepared.

     3.7 Absence of Changes. Since December 31, 1999, except for changes in the ordinary course of business which have not in the aggregate been materially adverse, to the best of the Company's knowledge, the Company has conducted its business only in the ordinary course and has not experienced or suffered any material adverse change in the condition (financial or otherwise), results of operations, properties, business or prospects of the Company or waived or surrendered any claim or right of material value.

     3.8 Absence of Undisclosed Liabilities. Neither the Company nor any of its properties or assets are subject to any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the financial statements presented to Parent or have otherwise been disclosed to Parent.

     3.9 Tax Returns. Within the times and in the manner prescribed by law, the Company has filed all federal, state and local tax returns required by law, or has filed extensions which have not yet expired, and has paid all taxes, assessments and penalties due and payable.

     3.10 Trade Names and Rights. Schedule 3 sets forth a complete and accurate schedule of (i) all registered trademarks and service marks and all trademark and service mark applications, including country of filing, filing number, date of issue and expiration date used in the business of the Company; and (ii) all registered copyrights owned by the Company. Except as set forth in such schedule, to the Company's knowledge, no third party has asserted, or threatened to assert against The Company or any of its officers or directors, any conflicting rights to any such intellectual property and the Company has no knowledge of facts that the Company believes could reasonably be expected to give rise to such a claim.

     3.11 Compliance with Laws. To the best of the Company's knowledge, the Company has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, except for matters which would not have a material affect on the Company or its properties.

     3.12 Litigation. The Company is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or its business, assets or financial condition, except for matters which would not have a material affect on the Company or its properties. The Company is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. The Company is not engaged in any lawsuit to recover any material amount of monies due to it.
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     3.13   Authority.  The Company has full corporate power and authority to enter into this Agreement. The board of directors of the Company has taken all action required to authorize the execution and delivery of this Agreement by or on behalf of the Company and the performance of the obligations of the Company under this Agreement. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company in the performance of its obligations under this Agreement. This Agreement is, when executed and delivered by the Company, and will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

     3.14 Ability to Carry Out Obligations. Neither the execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement, nor the consummation of the transactions contemplated under this Agreement will to the best of the Company's knowledge: (a) materially violate any provision of the Company's articles of incorporation or bylaws; (b) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a material default under, or cause or permit the termination or the acceleration of the maturity of, any debt, contract, agreement or obligation of the Company, or require the payment of any prepayment or other penalties; (c) require notice to, or the consent of, any party to any agreement or commitment, lease or license, to which the Company is bound; (d) result in the creation or imposition of any security interest, lien, or other encumbrance upon any material property or assets of the Company; or (e) violate any material statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company is bound or subject.

     3.15 Full Disclosure. None the representations and warranties made by the Company in this Agreement and the Schedules and Exhibits to this Agreement prepared by the Company contained, contains, or will contain at the time it was or is so furnished any untrue statement of a material fact or omitted, omits or will omit at such time to state any material fact necessary in order to make the statements made herein and therein, in light of the circumstances under which they were made, not misleading. Except as disclosed on Schedule 3.15, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), assets, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects of the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

     3.16 Assets and Technology. The Company has good and marketable title to all of its tangible properties and such tangible properties are not subject to any material liens or encumbrances. The telemedicine technology as described in more detail on Schedule 3 has been developed by the Company and
is 100% owned by the Company.   There are no existing rights granted to anyone
to use or license the technology and there are no known claims by anyone else to any rights to the technology.

     3.17 Material Contracts and Obligations. Attached hereto on Schedule 3 is a list of all agreements, contracts, indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound that are material to the conduct and operations of its business and properties, which provide for payments to or by the Company in excess of $25,000; or which involve transactions or proposed transactions between the Company and its officers, directors, affiliates or any affiliate thereof. Copies of such

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agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by Parent and its counsel. All of such agreements and contracts are valid, accurate, binding and in full force and effect in all material respects, and there have been, to the knowledge of the Company, no breaches or anticipatory repudiation of such agreements and contracts.

     3.18 Approval of Clients. The Company has contacted each of its clients listed in Schedule 3.18 regarding this transaction and each client has consented to the change in ownership of the Company and agreed that the contracts would remain in full force and effect after the Closing. In addition, all of the clients and persons mentioned in the draft press release attached hereto as Schedule 3.18 have approved of the use of their names in the draft press release. The Company shall not be deemed to be in breach of this provision in the event the Company obtains the requisite approvals from its clients on or before the Effective Time.

     3.19 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Company in connection with: (a) the execution and delivery by the Company of this Agreement; (b) the performance by the Company of its obligations under this Agreement; or (c) the consummation by the Company of the transactions contemplated under this Agreement.

     3.20 No Debts. Except as set forth on Schedule 3.20, at the Closing of this transaction, the Company shall have no outstanding debts or liabilities, absolute or contingent.

                                  ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in Schedule 4 which is attached hereto and incorporated herein by reference, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     4.1   Organization and Qualification; Subsidiaries.

          (a) Each of Parent, Merger Sub and all other subsidiaries of Parent (the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected to have, individually or in the aggregate, a material adverse effect. Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

          (b) Section 4.1 of Schedule 4 sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary. Except as set forth in Section 4.1 of Schedule 4, neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or

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other business entity that is material to the financial condition, results of operations, business or prospects of Parent and the Parent Subsidiaries, taken as a whole.

     4.2 Capitalization. The authorized Common Stock of Parent consists of 100,000,000 shares of Common Stock of which 68,229,893 are currently issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued Common Stock of Parent, Merger Sub or any other Parent Subsidiary or obligating Parent, Merger Sub or any other Parent Subsidiary to issue or sell any shares of Common Stock of, or other equity interests in, Parent, Merger Sub or any other Parent Subsidiary. Each outstanding share of Common Stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear could not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

     4.3 Directors and Officers. Schedule 4 contains the names and titles of all directors and officers of Parent and Merger Sub as of the date of this Agreement.

     4.4 Financial Statements. Parent has delivered to the Company its audited balance sheet and statements of operations and cash flows as of and for the period ended March 31, 1999, and its unaudited balance sheet and statements of operations and cash flows as of and for the period ended
December 31, 1999 (collectively the "Financial Statements").   The Financial
Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

     4.5 Absence of Changes. Since December 31, 1999, except for changes in the ordinary course of business which have not in the aggregate been materially adverse, to the best of Parent's knowledge, Parent has not experienced or suffered any material adverse change in its condition (financial or otherwise), results of operations, properties, business or prospects or waived or surrendered any claim or right of material value.

     4.6 Absence of Undisclosed Liabilities. Neither Parent nor any of its properties or assets are subject to any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the financial statements presented to the Company.

     4.7 Tax Returns. Within the times and in the manner prescribed by law, Parent has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.

     4.8 Trade Names and Rights. Parent does not use any trademark, service mark, trade name, or copyright in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications.

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     4.9   Compliance with Laws.  To the best of Parent's knowledge, Parent has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business or with which it is otherwise required to comply.

     4.10 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or threatened against or affecting (i) Parent or any of its subsidiaries or any of their respective properties, assets or business (existing or contemplated) or (ii) any employee of Parent or any such subsidiary, before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, except for suits, arbitrations, investigations, inquiries and proceedings which, if decided adversely to Parent would not a have material adverse effect on Parent, its operations, assets or prospects. After reasonable investigation, neither Parent nor any employee or agent of nor attorney for Parent is aware of any fact that might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither Parent nor any employee is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

     4.11 No Pending Investigation. Parent is not aware of any pending investigations or legal proceedings by the SEC, any state securities regulatory agency, or any other governmental agency regarding Parent or any officers or directors of Parent or any shareholders or controlling persons of such shareholders.

     4.12 Authority Relative to this Agreement. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of the Articles of Merger as required by the Delaware Corporation
Law). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     4.13   No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate or articles of incorporation, as the case may be, or bylaws of Parent or Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in
Section 4.14(b) have been obtained and all filings and notifications described in Section 4.14(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound or affected or
(iii) except as set forth in Section 4.14(a) of the Schedule 4, result in any

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breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, (A) to have a material adverse effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity, except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the American Stock Exchange, and the filing and recordation of the Articles of Merger as required by the Delaware Corporation Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, (A) to have a material adverse effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

     4.14 Validity of Parent Shares. The shares of Parent Common Stock to be delivered pursuant to this Agreement, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     4.15 Full Disclosure. None the representations and warranties made by Parent in this Agreement, the Schedules and Exhibits to this Agreement prepared by Parent, any filings made by Parent with the Securities and Exchange Commission (the "Commission") (including all the exhibits and appendixes thereto) (the "SEC Documents") contained, contains, or will contain at the time it was or is so furnished any untrue statement of a material fact or omitted, omits or will omit at such time to state any material fact necessary in order to make the statements made herein and therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in any SEC Document filed on EDGAR at least five (5) business days prior to the date hereof, since January 1, 1999, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), assets, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects of Parent or any of its subsidiaries. Parent has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Parent or any of its subsidiaries have any knowledge or reason to believe that their respective creditors intend to initiate involuntary bankruptcy proceedings. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Parent or its subsidiaries or their respective businesses, properties, operations, condition (financial or otherwise), assets, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects, that would be required to be disclosed by Parent under applicable securities laws on a registration statement (including by way of incorporation by reference) filed with the Commission, on the date this representation is made or deemed to be made, relating to an issuance and sale by Parent of the Common Stock and which has not been publicly disclosed.

     4.16 Assets. Parent has good and marketable title to all of its tangible properties and such tangible properties are not subject to any liens or encumbrances except as disclosed in Parent's Financial Statements.

                                   ARTICLE V
                                   COVENANTS

     5.1 Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments, and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request. If the transaction contemplated hereby is not completed, all documents received by each party and/or its attorneys and accountants, auditors or other authorized representatives shall be returned to the other party who provided same upon request. The parties hereto, their directors, employees, agents and representatives shall not disclose any of the information described above unless such information is already disclosed to the public, without the prior written consent of the party to which the confidential information pertains. Each party shall take such steps as are necessary to prevent disclosure of such information to unauthorized third parties.

     5.2 Conduct of Business. Prior to the Closing, Parent and the Company shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business or as contemplated in previously disclosed contractual obligations. Neither Parent nor the Company shall amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business except as otherwise contemplated herein.

     5.3 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368 of the Code.

                                   ARTICLE VI
                             CONDITIONS TO THE MERGER

     6.1 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

          (a) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of the Company in accordance with the Delaware Corporation Law;

          (b) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other governmental entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

          (c) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all governmental entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a change in or have an effect on the business of the Company or Parent that is materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole; and

          (d) the shares of Parent Common Stock into which the shares of Company Common Stock will be converted pursuant to Article I shall have been authorized for listing on the American Stock Exchange.

     6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time and the Company shall have received a certificate of the President and Chief Financial Officer of Parent to such effect;

          (b) Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of the President and Chief Financial Officer of Parent to that effect;

          (c) Employment Agreements. Parent and each of Murray I. Firestone and Calvin M. Carrera shall have entered into an employment agreement substantially in the forms of Exhibit A and B hereto, respectively.

     6.3 Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of the Company contained in this Agreement shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to such effect;

          (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to that effect;

          (c) there shall not be pending or threatened any action, proceeding, claim or counterclaim which seeks to or would, or any order, decree or injunction (whether preliminary, final or appealable) which would, require Parent to hold separate or dispose of any of the stock or assets of the Company or the Company Subsidiaries or imposes material limitations on the ability of Parent to control in any material respect the business, assets or operations of either Parent or the Company;

          (d) The Company shall provide a letter from its auditors stating that its financial statements for the period from inception through December 31, 1999, can be audited in accordance with SEC rules and that the audit can be completed within 75 days after the Closing.

          (e) Parent shall have been provided letters signed by each of the clients listed in Schedule 3 in which such clients in substance agree to the change of ownership of the Company and agree that their contracts will remain in full force and effect after the change in control and further that they have approved of the use of their names on the draft press release attached hereto as Schedule 3.18.

          (f) Parent shall have received a fairness opinion from its Investment Banker in which the Investment Banker concludes that the terms of this transaction are fair to the shareholders of the Company.

          (g) Parent shall have received evidence that all of the Company's outstanding warrants have been cancelled or exercised.

                                 ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

          (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company;

          (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before February 25, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in
Section 6.3 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 10 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(c); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1.

     7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

     7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     7.5 Expenses. All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

     8.1 Non-survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Schedules, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses set forth on the signature pages to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2).

     8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     8.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.5 Incorporation of Exhibits. The Disclosure Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     8.6 Choice of Law. This Agreement shall be construed and governed by the laws of the State of California without regard to conflicts of interest principles. The parties hereto consent to the jurisdiction of the federal and state courts located in Los Angeles, California, for any action or suit arising out of this Agreement, and waive any defense to such jurisdiction, including, without limitation, any defense based on venue or inconvenient forum.

     8.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     8.9 Entire Agreement. This Agreement (including the Exhibits, the Disclosure Schedules) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.10 Further Assurances. Each party shall do and perform or cause to be done or performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties may reasonably request in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that no party shall be obligated in any way to do anything that would conflict with, contradict or otherwise contravene any term or condition set forth prior to this Section 8.10.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

     AGREED TO AND ACCEPTED as of the date first above written.

E-MEDSOFT.COM                         VIRTX, INC.


By /s/ John F. Andrews                By /s/ Murray I. Firestone
   John F. Andrews, President            Murray I. Firestone, Ph.D., President
   1300 Marsh Landing Parkway, #106      130 Camino Ruiz
   Jacksonville, Florida  32250          Camarillo, California  93012

                                      VirTx ACQUISITION CORPORATION



                                      By /s/ John F. Andrews
                                        John F. Andrews, President
                                        1300 Marsh Landing Parkway, #106
                                        Jacksonville, Florida  32250

                                  SCHEDULE 1

                                        Number of
                                        Shares of     Number of
                  Name                  of VirTz       Warrants

     Murray I. Firestone, Ph.D.         1,705,000
     Calvin M. Carrera                  1,600,000
     James B. Elder                     1,600,000
     Leonard Viejo                        250,000
     Mid-Ohio Securities Corp.
     FBO Leonard Viejo IRA                250,000
     John Ogez & Sharon Clark             145,000
     Devenshire Management Corp.           10,000
     Harvey Bibicoff                       10,000
     Paul Soll                             10,000
     Rock Bay Management Group             10,000
     The Augustine Fund L.P.               40,000
     Strategic Capital Consultants, Inc.  533,334

                                        6,163,334

                                  SCHEDULE 2

Purchase Price Including Earn Out Provisions

VirTx purchase price shall be paid with 1,854,276 restricted shares of common stock valued at $23,891,045 and 250,000 shares shall have piggyback registration rights.

Targets for Earn Out Portion of Purchase Price:

Bonus to VirTx shareholders (all bonuses are cumulative meaning that each milestone met as referenced below yields the additional consideration referenced):

     1. VirTx generates $6,000,000 in gross sales by end of MED Fiscal Year (3/31/01) - 50,000 shares or shares valued at $1,000,000, whichever is greater.*

     2. VirTx generates $8,000,000 in gross sales by end of MED Fiscal Year (3/31/01) - 50,000 shares or shares valued at $1,000,000, whichever is greater.*

     3. VirTx generates $10,000,000 in gross sales by end of MED Fiscal Year (3/31/01) - 50,000 shares or shares valued at $3,000,000, whichever is greater.*

     4. VirTx generates $20,000,000 in gross sales by end of 18 months after closing, VirTx receives bonus of 250,000 shares or shares valued at $6,000,000, whichever is greater.*

     5. VirTx generates $40,000,000 in gross sales by end of 18 months after closing, VirTx receives bonus of 500,000 shares or shares valued at $12,000,000, whichever is greater.*

     6. In no event shall the number of shares issued under the provisions of paragraphs 1 through 5 above, together with the 1,854,276 shares to be issued at the closing, exceed 5% of the shares outstanding as of February 21, 2000.

     * All shares of restricted stock and all shares are issued and valued as of the date the performance hurdle has first been satisfied by VirTx.

                                  SCHEDULE 3

                                 VIRTX, INC.
                                  ("VirTx")

3.4     The Officers and Directors of VirTx are as follows:

                 Name                               Position

     Murray I. Firestone, Ph.D.           Chairman, President and CEO

     Calvin M. Carrera                    Vice President, COO

     James B. Elder                       Vice President, Sales


3.10   Trade Names and Rights.

     VirTx, Inc. has applied for trademark registration of the following 3 marks:

     1.     Collaborative Medical Network
     2.     MedSafe
     3.     @ the intersection of healthcare and technology

     These applications have been accepted by the US Patent and Trademark Office, but are still pending.

3.16  Assets and Technology.

     VirTx, Inc. has developed and also purchased technology to be used to support its Collaborative Medical Networks . VirTx purchased the intellectual and physical property of Carespace, LLC in 1999, which included the CyberOptions store-and-forward software application. This package has a graphical user interface that was well recognized as the best of breed by industry analysts in the store-and-forward telemedicine arena. VirTx intends to further develop this software to make it web-enabled and then combine its features with other web-based healthcare applications to distribute as part of its Applications Services Portal (ASP) to the healthcare community.

     VirTx has developed an integrated telemedicine workstation (ITW) that combines clinical diagnostic instrumentation, computer technology, video conferencing technology and high-bandwidth network technology to permit primary care providers to consult with medical specialists at great distances. The technologies developed allow ITWs to be placed in virtually any country in the world to permit physicians to consult with United States' and other medical specialists. This technology permits a "supply side" distribution of healthcare to the patients, wherever they are.

     VirTx has specialized in network technology to permit secure exchange of patient multimedia diagnostic information over a variety of telecommunications pathways, allowing collaborative networks to operate regardless of the telecommunications connectivity present at each of the network endpoints.
This allows the network to adapt itself to the variety of developing telecommunications technologies, as they become available. For example, VirTx's existing Collaborative Medical Networks presently use POTS, ISDN (both BRI and PRI), and fractional-T connectivity and can add xDSL, satellite, wireless and cable as they become available.

     VirTx's Collaborative Medical Networks are designed as private, or virtually private, wide area networks with secure transmission out over the Internet to provide remote privileged access. The networks are centrally managed from VirTx's headquarters so that telecommunications and other problems may be diagnosed and remedied before the users are even aware of the trouble. This central management permits VirTx to offer another technology service it has developed, MedSafe . MedSafe securely catalogs and stores multimedia information from the network for later remote retrieval from authorized parties. This protects patient information from loss or compromise. MedSafe is an example of ASP technology that runs over our Collaborative Medical Networks seamlessly, without special software on the user end.

     VirTx's ASP technology permits distribution of applications over other networks, such as the Internet, as well as over Collaborative Medical Networks. Some of this technology includes medical scheduling, Continuing Medical Education (CME) and other high quality multimedia content, clinical pathology and radiology applications, and pharmacological formularies.

3.17   Material Contracts and Obligations (Obligations attached hereto)

       1.   Blue Cross of California
       2.   Children's Hospital, Los Angeles
       3.   View Tech/University of New Mexico Health Sciences Center
       4.   St. Jude Children's Research Hospital

3.18   Draft Press Release (attached hereto)

3.17 and 3.20  Obligations and Debts.

Accounts payable (as of 2/10/00)

     Carpenter, Kuhen & Sprayberry                  36,145.50
     One World Software Solutions, Inc.             38,927.21
     Troop Steuber Pasich Reddick & Tobey, LLP      86,998.13

     Accounts payable under $25,000 at 2/10/00      76,662.46    238,733.30

Accrued payroll and payroll taxes

     Calvin Carrera                                109,453.33
     Jim Elder                                     102,612.49
     Murray Firestone                               95,884.37    307,950.19

Accrued interest expense - accrued salaries

     Calvin Carrera                                  2,577.11
     Jim Elder                                       2,416.05
     Murray Firestone                                2,157.09      7,150.25

Notes payable - shareholders

     Calvin Carrera                                 93,911.20
     Jim Elder                                      16,886.68
     Murray Firestone                               48,978.05    159,775.93


Accrued interest expense - notes payable

     Calvin Carrera                                  2,440.31
     Jim Elder                                         233.77
     Murray Firestone                                1,980.39
     Devonshire Group                                3,800.00
     Harvey Bibicoff                                 3,333.33
     Paul Soll                                       3,333.33
     Rock Bay Management Group                       2,916.67
     The Augustine Fund, L.P.                       11,666.67     29,704.47


                                                                 743,314.14

                            FOR IMMEDIATE RELEASE


For Investor Relations Contact:

                                   FOR WELLPOINT HEALTH NETWORKS, BLUE CROSS
FOR E-MEDSOFT.COM:                   OF CALIFORNIA:
Michael Manahan, Principal         Lisa Mee-Stephenson
Magnum Financial Group, LLC        Blue Cross of California
Los Angeles, CA                    Thousand Oaks, CA
213-488-0443                       805-557-6790
msmanahan@magnumfinancial.com      [replace with e mail address]


          BLUE CROSS CHOOSES E-MEDSOFT.COM TO POWER MULTI-MEDIA NETWORK

Jacksonville Beach, Florida and Thousand Oaks, California, February 23, 2000: e-MedSoft.com (AMEX:MED) and WellPoint Health Plans, Inc., through its subsidiary Blue Cross of California (NYSE:WLP), today announced their plan to jointly manage and implement Blue Cross of California's award winning telemedicine network.

Blue Cross of California is changing the face of health care with the implementation of a telemedicine demonstration project designed to significantly increase access to care. The network, to be designed, managed and implemented by e-MedSoft.com and its newly acquired and wholly-owned subsidiary Virtx, Inc., a company which has agreed to be acquired by e-MedSoft.com, will enable Blue Cross' physicians to expand access to quality healthcare and erode the barriers of distance, time, cost and language that have prevented people in medically under-served rural areas from receiving state-of-the-art diagnosis and treatment. The proprietary Blue Cross of California telemedicine network received national recognition from the Blue Cross Blue Shield Association, honoring WellPoint Health Networks, Inc., Blue Cross of California for its Innovations and Best Practice in medical management. The Collaborative Medical Network program was dubbed, "See a Specialist Across the Street or Across the State."

According to John Monahan, General Manager, WellPoint Health Networks, Inc., Blue Cross of California State Sponsored Programs, the telemedicine demonstration program exemplifies Blue Cross of California's goal to be on the cutting edge of re-architecting healthcare delivery: "With the assistance of e-MedSoft.com, we believe this is now the first program that brings together the state, the medical community, state-of-the-art technology, patients, and health plans to utilize e-Healthcare technology to its fullest capabilities." Monahan concluded: "This project will substantiate the need for similar programs throughout California and across the nation and we are delighted to have e-MedSoft.com as our technology partner and manager to help us see this to its full fruition."

The original funds for the project were awarded through a grant from the Managed Risk Medical Insurance Board as part of the Healthy Families Program, the state-sponsored insurance program offering low-cost health, dental and vision coverage to children of low-income working families. Phase I of the program, officially kicked-off in July of 1999, augmented 16 existing telemedicine sites and established 22 new telemedicine facilities in 18 counties. Phase II, which began this month, will establish three additional telemedicine sites with expanded functionality. While Blue Cross reimburses for its Healthy Families Program and Medi-Cal plan members, access to telemedicine services is open to all of the clinics' patients. Blue Cross will utilize e-MedSoft.com's technical expertise as the implementation of its network increases in size and scope.

Concurrently with e-MedSoft.com's acquisition of Virtx, Inc., Murray I. Firestone, Ph.D. has been appointed the President of the Company's Multi-Media Division.

Dr. Firestone, who works closely with Blue Cross, observed that the Blue Cross of California proprietary telemedicine network is the first instance of a healthcare plan making such a large-scale commitment to leverage emerging technology into a healthcare delivery system. Dr. Firestone went on to say that "this represents the architecture of a truly innovative delivery paradigm to increase access and quality while at the same time introducing efficiencies and economies. The Blue Cross of California Telemedicine Network will be an important influence on how medicine is practiced in the future. We applaud Blue Cross' vision and are privileged to have been selected as its technology partner. With e-MedSoft.com's sophisticated Java-based application and its depth of resources, we are confident that this project will serve as a model for the rest of the country as providers and health plans strive to deliver affordable, world-class healthcare."

John F. Andrews, CEO of e-MedSoft.com, described the transaction as "another major step in the Company's overall health care connectivity strategy."

ABOUT WELLPOINT HEALTH NETWORKS, INC., BLUE CROSS OF CALIFORNIA

Headquartered in Thousand Oaks, California, WellPoint Health Networks, Inc. is one of the nation's largest publicly traded health care companies (NYSE: WLP). WellPoint has been named to FORBES magazine's Platinum list as one of America's best large companies, and selected by FORTUNE magazine as the nation's most admired healthcare company.

WellPoint Health Networks, Inc., serves the health care needs of nearly 7.2 million medical and approximately 30.6 million specialty members nationally through Blue Cross of California in California and UNICARE throughout other parts of the country. WellPoint offers a broad spectrum of quality network-based health products including open access PPO, POS and hybrid products, HMO and specialty products. Special products include pharmacy benefit management, dental, utilization management, vision, mental health, life and disability insurance, long term care insurance, flexible spending accounts, COBRA administration, and Medicare supplements. Blue Cross of California is a subsidiary of WellPoint Health Networks, Inc. Serving the needs of Californians since 1937, Blue Cross of California, together with its branded affiliates, currently provides

ABOUT E-MEDSOFT.COM:

e-MedSoft.com, with its core medical software product, is leading a transition in the medical industry, as it is the first subscription-based healthcare management system available for delivery through the Internet. Users of the software are charged a small up front installation fee, and an ongoing subscription fee based on transaction volume. The medical software is a complete healthcare management system. Through the Internet and its Java-based integrator which utilizes Sun Microsystems, Inc.'s (NASDAQ:SUNW) Java technology, e-MedSoft.com's software facilitates communication across diverse platforms and languages in unlimited capacity, allowing for the inter link of doctors, hospitals, clinics, HMO's, insurance companies, financiers and government agencies. The ease and low cost with which it can be implemented, its Internet-based ASP model which reduces the need to build internal IT infrastructures, and its ability to allow for the exchange of information across diverse platforms and systems bode well for its widespread adoption by the medical community.

e-MedSoft.com also operates the e-Net Technology group of companies, which includes e-Net Systems Ltd. (formerly Relay Business Systems Ltd.), IFA Systems Ltd., and e-Net Software. The e-Net group focuses on removing the complexity of Web-enabling business processes by providing a complete range of Internet Managed Services and Information Technology solutions, and by utilizing strategic partners Sun Microsystems, Oracle Corporation and Cisco Systems Ltd.

e-MedSoft.com's products are built on the foundations of speed, ease of use, security, scalability, and resilience. For more information, see http://www.e-medsoft.com, www.enetgroup.co.uk, and http://www.internetstockmarket.com/corpprof/m/mdtk.html.

Statements in this news release that relate to management's expectations, intentions or beliefs concerning future plans, expectations, events and performance are "forward-looking" within the meaning of the federal securities laws. These forward-looking statements include assumptions, beliefs and opinions relating to the Company's business and growth strategy based upon management's interpretation and analysis of its own contractual and legal rights, of management's ability to satisfy industry and consumer needs with its technologies, of healthcare industry trends, and of management's ability to successfully develop, implement, market and/or sell its network transaction processing services, software programs, clinical and financial transaction services, and e-commerce systems to its clientele. Management's forward-looking statements further assume that the Company will be able to successfully develop and execute on its strategic relationships. Many known and unknown risks, uncertainties and other factors, including general economic conditions and risk factors detailed from time to time in press releases and the Company's filings with the Securities and Exchange Commission, may cause these forward-looking statements to be incorrect in whole or in part. The Company expressly disclaims any intent or obligation to update any forward-looking statements. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors set out above, including, without limitation, acceptance by customers of the company's products, changing technology, competition in the health-care market, government regulation of health care, the company's limited operating history, general economic conditions, availability of capital and other factors.

Java and 100% Pure Java are trademarks of Sun Microsystems, Inc. in the United States and other countries. All other trademarks, tradenames, registered trademarks or registered tradenames are the property of their respective holders.

                                     ###

                             FOR IMMEDIATE RELEASE

For Investor Relations Contact:

FOR E-MEDSOFT.COM:                     FOR VIRTX:
Michael Manahan, Principal             Murray Firestone, Ph.D
Magnum Financial Group, LLC            President and CEO
Los Angeles, CA                        Camarillo, CA
213-488-0443                           805-484-5008
msmanahan@magnumfinancial.com          investment@virtx.net


                         E-MEDSOFT.COM TO ACQUIRE VIRTX

Jacksonville Beach, Florida and Camarillo, California, February 23, 2000: e-MedSoft.com (AMEX:MED) has announced its execution of a definitive merger documentsagreement to acquire privately held VirTx, Inc. for restricted common stock valued at $23,100,000. in a stock exchange transaction.

Virtx, Inc. is a leader in the newly emerging model of healthcare delivery now possible in the "Digital Age" by building Collaborative Medical Networks[TM] in partnership with "key influencers" within the healthcare industry. VirTx's healthcare portal is designed to facilitate the exchange of multimedia, clinical data and information and to enable eCommerce among all constituents of naturally-occurring healthcare communities through the continuum from health plan to consumer, globally. Health plans and healthcare Centers for Excellence use VirTx-hosted applications to export their clinical services and intellectual property to existing trading partners, irrespective of time or distance. VirTx's networks enable new customers to be reached on a nationwide and, indeed, a world wide basis.

Among other relationships including Blue Cross of California, VirTx is building a worldwide Collaborative Medical Network[TM] for St. Jude Children's Research Hospital. The synergy of the acquisition includes the need of VirTx to add e-MedSoft.com's robust technology to accelerate the expansion of the multimedia network nationally and internationally.

VirTx's management team brings unique domain expertise within healthcare and practice management as well as video and network technologies. The following senior officials of VirTx have all signed exclusive five year employment agreements with e-MedSoft.com: Murray I. Firestone, Ph.D, Chairman, President and CEO, Calvin M. Carrera, Chief Operating Officer and James B. Elder, Vice President of Sales. Following the completion of the transaction, Dr. Firestone will assume the role of President of Multi-Media Division and Mr. Carrera will come on as the Division's Chief Operating Officer. Mr. Elder will continue in a senior sales position for the Company after the merger.

VirTx provides the Advanced (Clinical/Multi-Media) Electronic Data Interchange on the "front end" of e-MedSoft.com's management application suite thereby completing the seamless support of healthcare delivery on a global basis. VirTx-hosted applications support the actual practice of medicine, extending e-MedSoft.com's eHealthcare connectivity to the actual point of care.

John F. Andrews described VirTx as one of the quiet leaders in the connectivity and healthcare technology service industry and then commented:
"People must always remember that this new industry that is being forged is as much a question of human capital and relationships as it is of technology.
The Company is very excited to have Dr. Firestone, Mr. Carrera and Mr. Elder come aboard on a long term basis to assist us in managing the continued proliferation of the Company's products on a national and international basis."

The closing of the transaction is subject to various conditions including approval of the board of directors of both companies and the listing of the additional shares with the American Stock Exchange.

ABOUT VIRTX, INC.:

VirTx (www.virtx.net), a privately held company, is the leading provider of secure Collaborative Medical Networks . The name VirTx connotes the virtual treatment that occurs in the new carespace created at the intersection of healthcare and technology. Web-enabled, multi-media, clinical applications, including live-interactive video conferencing, are hosted via ASP to facilitate the emerging models for the delivery of healthcare in the Digital Age.

Having established a worldwide presence, VirTx's Collaborative Medical Network solutions are able to support multi-media telemedicine, telehealth and telescience collaboration, end-to-end across the bandwidth spectrum as well as the continuum of care, anywhere in the world. The VirTx solution set is flexible and scalable, capable of supporting patient and user centric information access.

ABOUT E-MEDSOFT.COM:

e-MedSoft.com, with its core medical software product, is leading a transition in the medical industry, as it is the first subscription-based healthcare management system available for delivery through the Internet. Users of the software are charged a small up front installation fee, and an ongoing subscription fee based on transaction volume. The medical software is a complete healthcare management system. Through the Internet and its Java-based integrator which utilizes Sun Microsystems, Inc.'s (NASDAQ:SUNW) Java technology, e-MedSoft.com's software facilitates communication across diverse platforms and languages in unlimited capacity, allowing for the inter link of doctors, hospitals, clinics, HMO's, insurance companies, financiers and government agencies. The ease and low cost with which it can be implemented, its Internet-based ASP model which reduces the need to build internal IT infrastructures, and its ability to allow for the exchange of information across diverse platforms and systems bode well for its widespread adoption by the medical community.

e-MedSoft.com also operates the e-Net Technology group of companies, which includes e-Net Systems Ltd. (formerly Relay Business Systems Ltd.), IFA Systems Ltd., and e-Net Software. The e-Net group focuses on removing the complexity of Web-enabling business processes by providing a complete range of Internet Managed Services and Information Technology solutions, and by utilizing strategic partners Sun Microsystems, Oracle Corporation and Cisco Systems Ltd.

e-MedSoft.com's products are built on the foundations of speed, ease of use, security, scalability, and resilience. For more information, see http://www.e-medsoft.com, www.enetgroup.co.uk, and http://www.internetstockmarket.com/corpprof/m/mdtk.html.

Statements in this news release that relate to management's expectations, intentions or beliefs concerning future plans, expectations, events and performance are "forward-looking" within the meaning of the federal securities laws. These forward-looking statements include assumptions, beliefs and opinions relating to the Company's business and growth strategy based upon management's interpretation and analysis of its own contractual and legal rights, of management's ability to satisfy industry and consumer needs with its technologies, of healthcare industry trends, and of management's ability to successfully develop, implement, market and/or sell its network transaction processing services, software programs, clinical and financial transaction services, and e-commerce systems to its clientele. Management's forward-looking statements further assume that the Company will be able to successfully develop and execute on its strategic relationships. Many known and unknown risks, uncertainties and other factors, including general economic conditions and risk factors detailed from time to time in press releases and the Company's filings with the Securities and Exchange Commission, may cause these forward-looking statements to be incorrect in whole or in part. The Company expressly disclaims any intent or obligation to update any forward-looking statements. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors set out above, including, without limitation, acceptance by customers of the company's products, changing technology, competition in the health-care market, government regulation of health care, the company's limited operating history, general economic conditions, availability of capital and other factors.

Java and 100% Pure Java are trademarks of Sun Microsystems, Inc. in the United States and other countries. All other trademarks, tradenames, registered trademarks or registered tradenames are the property of their respective holders.

                                       ###

                                  SCHEDULE 4
                                e-MedSoft.com
                                  ("e-Med")

4.1  Subsidiaries.

     E-Net Technologies LTD and its wholly-owned UK subsidiaries

4.2  Capitalization:

                 Schedule of Warrants and Options Outstanding
                             as of February 10, 2000

                                                            Price
                     Number of     Number       Date of     Per
Warrant Holder       Warrants      of Shares    Issue       Share      Term

Magnum Financial        50,000        50,000    1/11/99     $0.25     5 Years
Trammel Investors      250,000       250,000    3/19/99     $3.85     5 Years
Don Ayers              250,000       250,000    3/19/99     $3.85     5 Years
Don Ayers              150,000       150,000    6/14/99     $5.01     5 Years
Richard Vind            50,000        50,000    8/23/99     $2.00     5 Years
Sutro & Co.            350,000       350,000    5/23/99     $5.00     5 Years
Sutro & Co.          1,300,000     1,300,000    5/23/99     $0.01     5 Years
Warrants in December
 private offering    3,568,000     3,568,000   12/31/99     $4.00     5 Years
                     ---------     ---------

     Outstanding     5,968,000     5,968,000

                                                            Price
                     Number of     Number       Date of     Per
Option Holder        Options       of Shares    Issue       Share

Ian McPherson          100,000       100,000    8/31/99     $1.00
UK employees           202,500       202,500    various     $1.00
Stock Option Plan      426,000       426,000    various     various
                     ---------     ---------
     Outstanding       728,500       728,500

Total Options and
  Warrants           6,696,500     6,696,500

4.4     Directors and Officers of e-Med:

              Name                              Position

     John F. Andrews          Chairman, President and Chief Executive Officer
     Margaret A. Harris       Chief Financial Officer
     Ian McPherson            Managing Director, e-Net Technology Limited
     Marshall Gibbs           Chief Technology Officer and Executive Vice
                                 President
     Masood Jabaar            Director
     San J.W. Romeo           Director
     Mitchell J. Stein        Director
     Donald H. Ayers          Director